Exhibit 5.1

[Parker Poe Adams & Bernstein LLP Letterhead]
June 15, 2023

Board of Directors
Blackbaud, Inc.
65 Fairchild Street
Charleston, South Carolina 29492

Re:    Common Stock Issuable Under the Blackbaud, Inc. 2016 Equity and Incentive Compensation Plan Amended and Restated as of June 14, 2023

Ladies and Gentlemen:

We are acting as counsel to Blackbaud, Inc., a Delaware corporation (the “Company”), in connection with the preparation, execution, filing and processing with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance by the Company of 2,100,000 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Blackbaud, Inc. 2016 Equity and Incentive Compensation Plan Amended and Restated as of June 14, 2023 (the “Plan”).  This opinion is furnished to you for filing with the Commission pursuant to Item 601(b)(5) of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

In our representation of the Company, we have examined the Registration Statement, the Plan, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, certain actions of the Company’s Board of Directors recorded in the Company’s minute book and such other documents as we have considered necessary for purposes of rendering the opinion expressed below.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the Shares have been duly authorized for issuance, and (ii) subject to the Registration Statement becoming effective under the Act, compliance with any applicable Blue Sky laws and the issuance of the Shares in accordance with the provisions of the Plan, the Shares, when issued, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

The opinions expressed herein are limited to the laws of the State of North Carolina, the Delaware General Corporation Law and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and the Act.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.  Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Sincerely yours,

/s/ Parker Poe Adams & Bernstein LLP